UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2017

ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon		97229
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (503) 641-4141
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities
On February 8, 2017, the Board of Directors of Electro Scientific Industries, Inc. (ESI) approved a restructuring plan to improve its business effectiveness and streamline its operations. The company announced that it is reorganizing its management team from a business unit to a functional structure, relocating sales, service and operations leadership positions to Asia, closing its facilities in Montreal, Canada, and Napa, California, and downsizing its Sunnyvale, California facility, and making other select reductions across the company. We expect the actions defined under this plan will be largely completed by the end of June 2017, except facilities charges which may extend beyond that time.
This plan is expected to result in ESI recording restructuring and other non-recurring charges in the aggregate amount of approximately $6.5 to $8.5 million, comprised primarily of approximately $3.5 to $4.0 million of severance and employee-related costs, approximately $1.5 to $2.0 million of accelerated depreciation for assets that will not be used going forward and approximately $1.5 to $2.5 million of facility exits and lease termination costs. ESI expects approximately $5.0 to $6.5 million of the charges will result in future cash expenditures. Of these amounts, ESI expects restructuring and other related charges of around $5 million to be incurred in the fourth quarter of the current fiscal year.

Item 2.06    Material Impairments
In connection with the restructuring plan described in Item 2.05 above, ESI concluded that an impairment charge will be required with respect to certain equipment, leasehold improvements and other assets located at the facilities that are to be closed or relocated. ESI has estimated the non-cash charge related to this impairment will be approximately $1.5 and $2.0 million. These amounts are included in the charges described in Item 2.05 above.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 9, 2017, in connection with the restructuring plan described in Item 2.05 above, ESI removed Robert DeBakker as Senior Vice President of Operations effective immediately. Mr. DeBakker has been offered a separation agreement pursuant to which he will remain an employee on a consultative basis until June 10, 2017 at his current salary, receive severance equal to $313,910, with salary paid during the consultative period counting toward such severance, and receive medical and dental benefits through June 2017. Outstanding stock awards will vest in accordance with their terms until his employment terminates.

Item 7.01     Regulation FD Disclosure.
On February 10, 2017, ESI issued a press release relating the restructuring described in Section 2.05 above. The press release is filed herewith as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits: The following materials are filed as exhibits to this Current Report on Form 8-K.
99.1    Press release dated February 10, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 10, 2017

Electro Scientific Industries, Inc.

By:	/s/ Paul Oldham
Name:	Paul Oldham
Title:	Senior Vice President of Administration, Chief Financial Officer and Corporate Secretary